Exhibit 10.10

OGE Energy Corp.
Director Compensation
Compensation of non-officer directors of OGE Energy Corp. ("OGE Energy") in 2017 included an annual retainer fee of $210,000, of which $100,000 was payable in cash in quarterly installments and $110,000 was deposited in the director's account under OGE Energy's Deferred Compensation Plan and converted to 3,210 common stock units based on the closing price of OGE Energy's Common Stock on December 5, 2017. In 2017, the non-officer directors did not receive additional compensation for attending Board or committee meetings but were instead paid a quarterly cash retainer that was increased from the previous year. The lead director received an additional $25,000 cash retainer in 2017. The chair of the Audit Committee received an additional $15,000 cash retainer in 2017. The chair of the Compensation and Nominating and Corporate Governance Committees received an additional $10,000 annual cash retainer in 2017. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of OGE Energy and OG&E in 2017.

Under OGE Energy's Deferred Compensation Plan, non-officer directors may defer payment of all or part of their quarterly cash retainer fee, which deferred amounts in 2017 were credited to their account as of the quarterly scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under OGE Energy's Deferred Compensation Plan. In 2017, those investment options included an OGE Energy Common Stock fund, whose value was determined based on the stock price of OGE Energy's Common Stock. When an individual ceases to be a director of OGE Energy, all amounts credited under OGE Energy's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from OGE Energy's Deferred Compensation Plan.

On November 28, 2017, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the annual equity retainer, noted above, credited on December 7, 2017, from $105,000 to $110,000.